                                                               EXHIBIT 99.1


BLOCK COMMUNICATIONS, INC. REPORTS THIRD QUARTER 2003 RESULTS

Toledo, OH- Tuesday, November 11, 2003 Block Communications, Inc. (the "Company") today announced its results for the quarter ended September 30, 2003.


The Company is a privately held diversified media company with primary operations in cable television, newspaper publishing and television broadcasting. The Company had approximately 151,250 basic cable subscribers at September 30, 2003, with cable systems based in Toledo and Sandusky, Ohio. The primary cable system is located in the greater Toledo, Ohio metropolitan area and serves approximately 132,300 subscribers. This system has been 100% rebuilt to 870 MHz, excluding approximately 775 of the subscribers acquired in the like-kind exchange of Monroe Cablevision. The Company publishes two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo, Ohio, with combined daily and Sunday average paid circulation of approximately 383,400 and 593,300, respectively as of September 30, 2003. The Company owns and operates four television stations- two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio- and is a two-thirds owner of a television station in Decatur, Illinois. The Company also owns other communication operations including a telecom business serving Toledo, Northwest Ohio and parts of Southeast Michigan and a commercial and residential security business.

Total revenue for the three month period ended September 30, 2003 was $101.9 million, a decrease of $1.4 million, or 1.3%, as compared to the same period of the prior year. This decrease was attributable to reductions in publishing, broadcasting and other communications revenue, partially offset by cable revenue growth as discussed below.

Cable revenue for the quarter was $27.4 million, an increase of $2.2 million, or 8.9%, as compared to the same period of 2002. The increase in cable revenue was principally the result of an increase of $5.73, to $60.46, in the average monthly revenue per basic subscriber, based on the average number of subscribers throughout the quarter. An increase in the monthly basic cable service charge and continued rollout of new services drove the increase in average monthly revenue per subscriber. Average monthly high-speed data revenue per customer of $45.43 decreased $.53 as compared to the third quarter of 2002. This decrease is primarily due to digital packaging discounts offered as part of the aggressive digital tiers marketing campaign launched during the last half of the third quarter of 2002. For the quarter ended September 30, 2003, average monthly digital revenue per home was $14.12, a decrease of $.39 as compared to the same period of the prior year. This decrease is due to a change in the composition of the digital subscriber base. At the start of the digital launch, the subscriber base consisted primarily of early adopters who, on average, purchased higher tiers of digital service, whereas, later subscribers opted, on average, for lower tiers of service, thereby reducing per-subscriber revenue. This shift in the subscriber base is the result of the aggressive marketing campaign mentioned above.

Revenue generating units increased in the digital and high-speed data categories during the quarter ended September 30, 2003. Net digital additions totaled 2,708 during the quarter, resulting in 35,686 digital homes as of September 30, 2003. Net high-speed data additions totaled 1,930 during the quarter, resulting in 27,551 high-speed data customers as of September 30, 2003. Basic subscribers at the end of the period totaled 151,243, a decrease of 110 basic subscribers in the third quarter of 2003 due to a slight increase in the Toledo system resulting from a fall campaign promoting a bundled package, offset by seasonal decline in the Erie County system.

Publishing revenue for the quarter was $60.0 million, a decrease of $2.1 million, or 3.3%, as compared to the third quarter of 2002. The decrease consisted of a $1.8 million, or 3.7%, decrease in advertising revenue due primarily to decreases in retail and classified advertising of $1.4 million, or 5.7%, and $1.6 million, or 8.4%, respectively, resulting from continued economic softness, offset by an increase in national advertising of $87,000, or 1.4%. Other advertising, net of trade expense, increased $1.0 million as compared to the three months ended September 30, 2002. For the third quarter of 2003, circulation revenue decreased $211,000, or 1.7%, primarily due to a decrease in home-delivery revenue resulting from an increase in subscription stops attributable to economic conditions and a decrease in the average earned rate per copy. Other revenue, which consists of third party and total market delivery, was consistent with the same quarter of the previous year.

Broadcasting revenue for the quarter was $8.9 million, a decrease of $512,000, or 5.4%, as compared to the three months ended September 30, 2002. The decrease in broadcasting revenue was due to decreases in national and political advertising of $395,000 and $369,000, respectively, partially offset by an increase in local advertising of $194,000.

Other communications revenue for the quarter was $5.5 million, a decrease of $1.0 million, or 15.6%, as compared to same period of the prior year. This is partially due to a decrease in our security system sales revenue of $792,000, resulting from a planned reduction in the growth of our security business with the intent of improving operating margins and controlling capital investments. Telecom revenue for the quarter was $4.3 million, a decrease of $225,000, due to a planned decrease in long-distance revenue of $163,000 and a $62,000 decrease in switched services revenue. Effective June 14, 2003, an incumbent LEC invoked the FCC order on reciprocal compensation rate reduction. As a result, our telecom operation recognized a net reduction in reciprocal compensation revenue specifically attributable to the FCC order of approximately $65,000 per month from recent historical levels. This reduction in reciprocal compensation revenue was partially offset by revenue growth resulting from a 2.5% increase in the customer base during the third quarter of 2003, caused by the net addition of 16 new telecom customers.

Operating expenses for the quarter were $104.2 million, an increase of $4.9 million, or 4.9%, as compared to the third quarter of 2002. The increase in operating expense was attributable to increased publishing, cable, and broadcasting expenses, offset by decreased expenses within the other communications segment.

Cable operating expenses were $25.4 million, an increase of $2.9 million, or 13.0%, as compared to the same period of the prior year. The increase was primarily due to a $1.4 million, or 66.8%, increase in general and administrative expenses and a $965,000, or 13.6%, increase in depreciation. General and administrative expenses increased due to increases in personal property tax, worker's compensation expense, expense related to employee pension benefits, a gain recognized on the disposal of assets during the third quarter of 2002, and an overall increase in property and casualty insurance rates. The increase in depreciation is attributable to the capital expenditures associated with the rebuild of our Toledo cable system and continued rollout of cable modems and digital cable service, as well as, acceleration of depreciation expense for the Erie County system in anticipation of a first quarter 2004 rebuild completion date. Basic cable programming expenses increased $551,000, or 10.2%, to $6.0 million, due to price increases from programming suppliers. Programming expense for the digital tier increased $246,000, due to an increase in the number of digital subscribers as compared to the same quarter of the prior year.

Publishing operating expenses were $62.9 million, an increase of $2.0 million, or 3.3%, from the three months ended September 30, 2002. The increase was partially due to a $424,000, or 5.9%, increase in the cost of newsprint and ink, resulting from a weighted-average price per ton increase of $50.63, or 12.0%, partially offset by a 5.6% decrease in consumption from the same period of the prior year. Departmental operating costs increased primarily due to contractual wage increases and general and administrative expenses increased due to additional expense related to employee pension benefits.

Broadcasting operating expenses were $9.0 million, an increase of $432,000, or 5.0%, from the same period of the prior year. The increase results primarily from increases in general and administrative, broadcast film amortization, and depreciation expense of $147,000, $186,000, and $103,000, respectively.

Other communications operating expenses were $5.4 million, a decrease of $512,000, or 8.7%, from the same period of 2002. This variance is primarily due to a decrease of $532,000, or 26.1%, in operating expenses related to security alarm system sales and monitoring caused by a planned decrease in sales volumes, as well as by cost control initiatives. Telecom operating expenses increased $43,000, or 1.1%, due to inflationary increases in departmental expenses partially offset by a decrease of $155,000 in long-distance expense.

Operating income decreased $6.2 million as compared to the three months ended September 30, 2002. Cable operating income decreased $687,000 due to overall increases in general and administrative expenses, depreciation and cable programming expenses, partially offset by revenue growth generated from rate increases and rollout of new services. Publishing operating income decreased $4.1 million, primarily due to decreases in advertising revenue and increased operating expenses as discussed above. Broadcasting operating income decreased $944,000 due to decreases in advertising revenue, primarily national and political, and increased operating expenses. Other communications operating income decreased $504,000 due to decreased security system sales partially offset by decreased operating expenses. Corporate general and administrative expenses were consistent with the three months ended September 30, 2002.

For the three months ended September 30, 2003, the company reported a loss from continuing operations of $1.5 million, compared to a loss from continuing operations of $3.3 million reported for the same period of the prior year. This decrease in the loss from continuing operations is primarily due to a decrease in interest expense of $1.2 million and a favorable variance of $6.5 million on the change in fair value of interest-rate swaps. The change in fair value of interest-rate swaps for the three months ended September 30, 2003 includes a $2.6 million derivative valuation gain related to an interest-rate swap contract that was liquidated in the third quarter. These favorable variances from prior year were partially offset by the decrease in operating income of $6.2 million.

Effective May 31, 2003, the Company suspended operations of Community Communication Services, Inc. (CCS), an alternative advertising distribution company. Results of CCS are reported separately from results of continuing operations for all periods presented. Loss from discontinued operations net of tax decreased $110,000 from the prior year due to the discontinuation of operations in May. The Toledo Blade will fulfill the advertising needs of approximately 60% of CCS customers through the publishing group's direct mail or total market delivery products.

As a result of the foregoing, the company reported a net loss of $1.5 million for the three months ended September 30, 2003, as compared to a net loss of $3.4 million for the same period of the prior year.

Depreciation and amortization increased $970,000, or 8.0%, as compared to the same period of the prior year. The increase was primarily due to asset additions resulting from the rebuild of our cable system in Toledo, accelerated depreciation expense on the Erie County system and other capital expenditures to maintain operations.

EBITDA decreased $3.8 million, or 25.7%, as compared to the three months ended September 30, 2002. A reconciliation of EBITDA to net income is provided below. EBITDA as a percentage of revenue for the quarter ended September 30, 2003 decreased to 10.9% from 14.5% for the three months ended September 30, 2002. The decrease in EBITDA as a percentage of revenue was primarily due to the increase in publishing and cable operating expenses and a decrease in publishing revenue, partially offset by the continued rollout of high margin advanced cable products. Net loss as a percentage of revenue was 1.4% as of September 30, 2003, as compared to net loss as a percentage of revenue at September 30, 2002 of 3.3%.

We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization (including amortization of broadcast rights), other non-cash charges, gains or losses on disposition of assets, other non-recurring items, and extraordinary items and after payments for broadcast rights. We have included EBITDA data because such data is commonly used as a measure of performance for media companies and is also used by investors to measure a company's ability to service debt. EBITDA is also a significant component of the financial covenants contained in our senior debt agreements. EBITDA is not, and should not be used as, an indicator of or alternative to operating income (loss), net income (loss) or cash flow as reflected in our consolidated financial statements, is not intended to represent funds available for debt service, dividends or other discretionary uses, is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States.

Capital expenditures totaled $12.0 million for the third quarter of 2003, as compared to $7.4 million, including capital leases, for the third quarter of 2002. Capital expenditures for the nine months ended September 30, 2003 and September 30, 2002 totaled $35.5 million and $21.0 million, including capital leases, respectively. Capital expenditures were used primarily to begin the rebuild of the Erie County Cable system, continue the rebuild of the Bedford, MI system acquired from Comcast in the like-kind exchange, begin the first stages of the Pittsburgh Post-Gazette facility upgrade and maintain other operating assets.

As of September 30, 2003, the Company had $9.3 million in cash and cash equivalents and long-term funded debt of $258.5 million, excluding letters of credit and the $7.5 million adjustment to the carrying value of underlying debt recorded in accordance with SFAS No. 133. The ratio of long-term funded debt to EBITDA for the twelve months trailing September 30, 2003 was 4.2 to 1.0. Please refer to the reconciliation of EBITDA to net income provided below. The ratio of long-term funded debt to net loss for the twelve months trailing September 30, 2003 was 38.7 to 1.0.

For additional information on third quarter 2003 financial position, please contact Jodi Miehls, Treasurer, Block Communications, Inc. at 419-724-6257 or jmiehls@toledoblade.com.

Conference Call Information

The Company will host a conference call to discuss its third quarter 2003 results on Wednesday, November 12, 2003 beginning at 10:00 a.m. Eastern Time Zone. Interested participants may access the call by dialing into our conference operator at 800-362-0574, conference ID: Block. A replay of the call will be available at 888-566-0149 beginning November 12, 2003 at 6:00 p.m. Eastern Time Zone until November 19, 2003 at midnight Eastern Time Zone.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements.

Factors that may materially affect our future financial condition and results of operations, as well as any forward-looking statements, include economic and market conditions and many other factors beyond our control. For an additional discussion of risk factors relating to our future financial condition and results of operations, see the reports and documents the Company files with the Securities and Exchange Commission.

Results of Operations

Set forth below are the operating results for the quarters ended September 30, 2003 and 2002. A reconciliation of net income (loss) to EBITDA is provided for the three- and nine- month periods ended September 30, 2003 and September 30, 2002 and the year ended December 31, 2002.

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES
                        RESULTS OF OPERATIONS (UNAUDITED)

                                                                       THREE MONTHS ENDED SEPTEMBER 30,
                                                         ------------------------------------------------------------
                                                                     2003                            2002
                                                         -----------------------------    ---------------------------
Revenue:
   Publishing                                                $ 60,028,762      58.9%         $ 62,100,899      60.1%
   Cable                                                       27,441,732      26.9            25,204,115      24.4
   Broadcasting                                                 8,927,978       8.8             9,439,506       9.1
   Other Communications                                         5,483,234       5.4             6,499,480       6.3
                                                         ------------------------------------------------------------
                                                              101,881,706     100.0           103,244,000     100.0
Expense:
   Publishing                                                  62,916,865      61.8            60,888,697      59.0
   Cable                                                       25,350,966      24.9            22,425,860      21.7
   Broadcasting                                                 9,021,176       8.9             8,589,109       8.3
   Other Communications                                         5,359,794       5.3             5,872,134       5.7
   Corporate general and administrative                         1,511,632       1.5             1,512,473       1.5
                                                         ------------------------------------------------------------
                                                              104,160,433     102.2            99,288,273      96.2
                                                         ------------------------------------------------------------
Operating income                                               (2,278,727)     -2.2%            3,955,727       3.8%

Nonoperating income (expense):
   Interest expense                                            (4,795,664)                     (6,037,895)
   Gain on disposition of Monroe Cablevision                            -                        (459,360)
   Loss on early extinguishment of debt                                 -                               -
   Change in fair value of interest rate swaps                  4,007,138                      (2,472,043)
   Interest income                                                 86,785                         115,573
                                                         -------------------------------------------------
                                                                 (701,741)                     (8,853,725)
                                                         -------------------------------------------------

Loss from continuing operations before
   income taxes and minority interest                          (2,980,468)                     (4,897,998)

Credit for income taxes                                        (1,447,189)                     (1,769,633)
Minority interest                                                  78,646                        (134,934)
                                                         -------------------------------------------------
Loss from continuing operations                                (1,454,633)                     (3,263,299)
Loss from discontinued operations, net                                  -                        (109,932)
                                                         -------------------------------------------------
Net loss                                                       (1,454,633)                     (3,373,231)

Add:
   Interest expense                                             4,795,664                       6,037,895
   Provision for income taxes                                  (1,447,189)                     (1,846,026)
   Depreciation                                                12,284,170                      11,459,351
   Amortization of intangibles and deferred charges               771,577                         626,042
   Amortization of broadcast rights                             1,828,665                       1,655,247
   Loss on disposal of property and equipment                      93,278                       (974,034)
   Change in fair value of interest rate swaps                 (4,007,138)                      2,472,043
   Loss on early extinguishment of debt                                 -                         459,360

Less:
   Payments on broadcast rights                                (1,769,823)                     (1,590,320)
                                                         -------------------------------------------------

EBITDA                                                       $ 11,094,571                    $ 14,926,327
                                                         =================================================

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES
                RECONCILIATION OF NET INCOME TO EBITDA BY SEGMENT

                                         PUBLISHING        CABLE      BROADCASTING       OTHER        CORPORATE    CONSOLIDATED
                                        ---------------------------------------------------------------------------------------
                                                                 THREE MONTHS ENDED SEPTEMBER 30, 2003
Net Income (loss)                       $ (1,949,271)  $  1,403,788   $    (93,661)  $    203,255   $ (1,018,744)  $ (1,454,633)

Adjustments to Net Income (loss):
   Interest expense                           49,102           --             --             --        4,746,562      4,795,664
   Provision (credit) for income taxes      (987,199)       687,966         87,766        (79,815)    (1,155,907)    (1,447,189)
   Depreciation                            2,485,218      8,049,246        720,625      1,029,081           --       12,284,170
   Amortization of intangibles and
       deferred charges                       88,283        184,890          4,234           --          494,170        771,577
   Amortization of broadcast rights             --           72,770      1,755,895           --             --        1,828,665
   Film payments                                --          (68,219)    (1,701,604)          --             --       (1,769,823)
   (Gain) loss on disposal of assets         (27,875)        21,248         66,247         33,658           --           93,278
   Change in fair value of derivative           --             --             --             --       (4,007,138)    (4,007,138)
                                        ---------------------------------------------------------------------------------------

EBITDA                                  $   (341,742)  $ 10,351,689   $    839,502   $  1,186,179   $   (941,057)  $ 11,094,571
                                        =======================================================================================

                                                                          THREE MONTHS ENDED SEPTEMBER 30, 2002

Net Income (loss)                       $    250,556   $  1,830,047   $    537,403   $    456,072   $ (6,447,309)  $ (3,373,231)

Adjustments to Net Income (loss):
   Interest expense                           42,720           --             --             --        5,995,175      6,037,895
   Provision (credit) for income taxes       919,145        949,647        183,072        (15,051)    (3,882,839)    (1,846,026)
   Depreciation                            2,754,000      7,083,867        617,972      1,003,512           --       11,459,351
   Amortization of intangibles and
       deferred charges                       88,167         28,731          9,785           --          499,359        626,042
   Amortization of broadcast rights             --           85,512      1,569,735           --             --        1,655,247
   Film payments                                --          (43,107)    (1,547,213)          --             --       (1,590,320)
   (Gain) loss on disposal of assets             531       (986,303)          --           11,738           --         (974,034)
   Change in fair value of derivative           --             --             --             --        2,472,043      2,472,043
   Loss on early extinguishment of debt         --             --             --             --          459,360        459,360
                                         --------------------------------------------------------------------------------------

EBITDA                                   $ 4,055,119   $  8,948,394   $  1,370,754   $  1,456,271   $   (904,211)  $ 14,926,327
                                         ======================================================================================

                                           PUBLISHING       CABLE      BROADCASTING      OTHER        CORPORATE     CONSOLIDATED
                                         ---------------------------------------------------------------------------------------
                                                                           NINE MONTHS ENDED SEPTEMBER 30, 2003

Net Income (loss)                        $ (2,309,203)  $  4,905,605   $    549,870   $  1,231,480   $(10,918,794)  $ (6,541,042)

Adjustments to Net Income (loss):
   Interest expense                           147,821           --             --             --       14,868,373     15,016,194
   Provision (credit) for income taxes       (184,994)     2,221,035        467,672       (307,737)    (5,345,724)    (3,149,748)
   Depreciation                             8,217,216     23,622,521      2,160,332      3,169,887           --       37,169,956
   Amortization of intangibles and
       deferred charges                       264,617        554,672         12,704           --        1,480,120      2,312,113
   Amortization of broadcast rights              --          226,696      4,997,842           --             --        5,224,538
   Film payments                                 --         (240,105)    (4,927,484)          --             --       (5,167,589)
   (Gain) loss on disposal of assets          (37,375)        66,750         73,115         33,474           --          135,964
   Change in fair value of derivative            --             --             --             --       (1,776,801)    (1,776,801)
   Loss on disposal of discontinued
       operations                                --             --             --          235,591           --          235,591
                                         ---------------------------------------------------------------------------------------

EBITDA                                   $  6,098,082   $ 31,357,174   $  3,334,051   $  4,362,695   $ (1,692,826)  $ 43,459,176
                                         =======================================================================================


                                                                  NINE MONTHS ENDED SEPTEMBER 30, 2002

Net Income (loss)                        $  1,620,249   $  4,897,917   $    963,827   $  1,118,081   $ (5,919,102)  $  2,680,972

Adjustments to Net Income (loss):
   Interest expense                           129,694           --             --             --       16,550,428     16,680,122
   Provision (credit) for income taxes      2,924,843      3,016,022        356,483       (551,182)    (3,515,779)     2,230,387
   Depreciation                             8,410,000     20,366,572      1,910,608      3,050,000           --       33,737,180
   Amortization of intangibles and
       deferred charges                       264,501         28,731         25,204        446,138      1,154,920      1,919,494
   Amortization of broadcast rights              --          233,951      4,743,985           --             --        4,977,936
   Film payments                                 --         (150,387)    (3,971,477)          --             --       (4,121,864)
   (Gain) loss on disposal of assets           (6,713)      (583,914)          --           19,407           --         (571,220)
   Change in fair value of derivative            --             --             --             --        2,193,986      2,193,986
   Loss on early extinguishment of debt          --             --             --             --        8,989,786      8,989,786
   Gain on sale of Monroe Cablevision            --             --             --             --      (21,140,829)   (21,140,829)
                                         ---------------------------------------------------------------------------------------

EBITDA                                   $ 13,342,574   $ 27,808,892   $  4,028,630   $  4,082,444   $ (1,686,590)  $ 47,575,950
                                         =======================================================================================


                                                                      YEAR ENDED DECEMBER 31, 2002

Net Income                               $  2,344,897   $  7,003,335   $  2,410,338   $  1,633,023   $(10,751,147)  $  2,640,446

Adjustments to Net Income:
   Interest expense                         1,814,250           --             --             --       21,138,122     22,952,372
   Income tax expense                       3,910,500      3,072,100        784,300       (225,050)    (4,914,350)     2,627,500
   Depreciation                            11,299,600     26,681,076      2,659,875      4,112,575           --       44,753,126
   Amortization                               352,668        559,597         16,940        446,138      1,636,006      3,011,349
   Film Amortization                             --          323,961      6,814,141           --             --        7,138,102
   Film payments                                 --         (223,346)    (5,521,115)          --             --       (5,744,461)
   (Gain) loss on disposal of assets         (163,612)      (138,479)          --            1,823           --         (300,268)
   Change in fair value of derivative            --             --             --             --          732,748        732,748
   Loss on early extinguishment of debt          --             --             --             --        8,989,786      8,989,786
   Gain on sale of Monroe Cablevision            --             --             --             --      (21,140,829)   (21,140,829)
                                         ---------------------------------------------------------------------------------------

EBITDA                                   $ 19,558,303   $ 37,278,244   $  7,164,479   $  5,968,509   $ (4,309,664)  $ 65,659,871
                                         =======================================================================================